EXHIBIT 14.1



                             NB CAPITAL CORPORATION
                           CODE OF CONDUCT AND ETHICS




Appendix


Purpose of Code ...............................................................2
Compliance with Laws, Rules and Regulations....................................2
Conflicts of interest..........................................................3
Insider Trading................................................................3
Confidentiality................................................................4
Discrimination, Harassment and Retaliation.....................................4
Protection and Proper Use of Company Assets....................................4
Protecting Computerized Data and Using Electronic Networks.....................5
Respect for the Organization and Fair Dealing..................................5
Disclosure and Record-Keeping..................................................5
Record Retention...............................................................6
Improper Influence of Auditors.................................................6
Relations with the Media and Public Inquiries .................................6
Reporting......................................................................7
Discipline.....................................................................7
Waivers or Amendment of the Code...............................................7
Inquiries......................................................................7
Compliance with Code...........................................................7

Schedule - Code of Conduct and Ethics - Statement of Compliance................9



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                             NB CAPITAL CORPORATION
                           CODE OF CONDUCT AND ETHICS

1.   Purpose of Code

It has always been the policy of NB Capital Corporation ("NB Capital") and its parent company, National Bank of Canada (the "Bank"), and the affiliates of the Bank, that all its activities should be conducted in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations. NB Capital believes that it is imperative that its directors, officers and employees act at all times in an honest and ethical manner in connection with their service to NB Capital and act at all times in the best interests of NB Capital in order to assure its future success.

The following information constitutes NB Capital's Code of Conduct and Ethics (the "Code"), which applies to all NB Capital directors, officers and employees and is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002, regulations promulgated thereunder, and the listing standards of the New York Stock Exchange ("NYSE"). For purposes of this Code, "employee" and "employees" include all of NB Capital's agents, service providers and all other persons working on NB Capital files pursuant to various service agreements.

This Code prescribes the minimum legal, moral and ethical standards required of all directors, officers and employees and is in addition to any other policies adopted by the Board of Directors and/or the Audit Committee of the Board from time to time. This Code cannot address every possible situation that may arise in conducting NB Capital's business. In situations which are not expressly addressed in this Code, each director, officer and employee is expected to exercise his or her judgment to act in a manner consistent with the intent of the policies set forth herein. If a director, officer or employee has a question as to the application of this Code in any situation, such director, officer or employee should discuss the matter with the Chairman of the Board and President (the "President"), the Chief Financial Officer or the Assistant Secretary of NB Capital, at the contact information mentioned below.

2.   Compliance with Laws, Rules and Regulations

NB Capital is committed to conducting its business in strict compliance with the laws, rules and regulations that apply to it ("the Law"). No director, officer or employee of NB Capital is authorized to undertake any activities in the name of NB Capital, whether administrative, financial, operating or in any other capacity, that would violate, directly or indirectly, any Law. Nor should any director, officer or employee assist any third party in violating any Law, whether or not such assistance is itself a violation.

This Code does not summarize the Law that is applicable to NB Capital and its directors, officers and employees. Any questions on the Law should be directed to NB Capital's Assistant Secretary, who will address such questions to the appropriate advisors.



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3.   Conflicts of interest

Each director, officer and employee is expected to avoid situations where there could be, or could appear to be, a conflict of interest. A "conflict of interest" exists any time directors, officers or employees face a choice between their personal interest and the interest of NB Capital. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform his or her duties on behalf of NB Capital objectively, effectively and fairly. Questions regarding any relationship or transaction that could give rise to a potential conflict of interest should be reported to NB Capital's Assistant Secretary.

NB Capital's directors, officers and employees must plan personal relationships and business affairs so as to avoid situations that might lead to actual or perceived conflicts between the self-interest of such individuals and their obligations and duties to NB Capital and their shareholders. No director, officer or employee may work simultaneously for a direct or indirect competitor of NB Capital (excluding the Bank and any of its affiliates).

Conflicts of interest also arise when a director, officer or employee or a member of his or her family receives improper benefits as a result of his or her position with NB Capital. It is in particular forbidden to disclose or use personal or confidential information belonging to NB Capital and acquired in the performance of their duties for their own personal gain or that of someone else.

In the event a director, officer or employee becomes aware of an actual or possible conflict of interest, that person is required to inform NB Capital's President, Chief Financial Officer or the Chairman of the Audit Committee, at the contact information mentioned below. NB Capital's Audit Committee will determine if a proposed transaction or relationship would involve a conflict of interest. If it is appropriate to grant a waiver from this Code, the waiver will be promptly disclosed to the public as required by applicable Law, in the event such waiver is granted to one or more of NB Capital's directors or executive officers. See Section 17 of this Code.

4.   Insider Trading

Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of NB Capital's business and in strict conformance with all applicable Law. All non-public information about NB Capital should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. NB Capital's policy on insider trading is set forth more fully in the NB Capital Corporation Policy on Securities Trading provided to all directors, officers and employees and in the NB Capital Corporation Information Disclosure Policy, which all directors, officers and employees are expected to read and comply with. Questions regarding this matter or requests for additional copies of such policies should be addressed to NB Capital's Assistant Secretary.



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5.   Confidentiality

Each director, officer and employee has an obligation to safeguard NB Capital's confidential information (including electronic information) in accordance with the NB Capital Corporation Information Disclosure Policy. Furthermore, all NB Capital directors, officers and employees are required to maintain the confidentiality of all non-public information (including electronic information) entrusted to them by NB Capital, except when disclosure is authorized or legally mandated. This obligation applies not only to confidential information about NB Capital, but also to confidential information about its business partners and employees, as well as its parent company, the Bank, and the latter's subsidiaries. Directors, officers and employees are also prohibited from disclosing confidential information that they obtained at a previous company or employer, including, but not limited to, trade secrets.

During and subsequent to the term of directorship or employment of the director, officer or employee, respectively, each such director, officer and employee shall not directly or indirectly publish, disclose, describe or communicate confidential information, or authorize anyone else to do so for any purpose other than legitimate corporate purposes. Even within NB Capital, confidential information shall only be disclosed to those who have a business-related "need to know". Directors, officers and employees are responsible for avoiding the release of non-public information. Should any questions regarding confidentiality obligations arise, NB Capital's President, Chief Financial Officer or Assistant Secretary should be consulted.

6.   Discrimination, Harassment and Retaliation

NB Capital is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation. NB Capital's policy against discrimination applies to any legally protected status, including race, color, gender, religion, national origin, disability and age.

No director or officer may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.

This policy also prohibits discrimination and retaliation against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress, or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders. See NB Capital's Procedures for the Submission of Complaints or Concerns Regarding Accounting, Auditing Matters or Violations of the Law, for more information.

7.   Protection and Proper Use of Company Assets

All directors, officers and employees should protect NB Capital's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on NB Capital's profitability. All suspected incidents of fraud, theft or significant waste should be immediately reported for investigation to NB Capital's President, Chief Financial Officer



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or the Chairman of the Audit Committee. All Company assets must be only used for legitimate business purposes.

The obligation of directors, officers and employees to protect NB Capital's assets includes its proprietary information. Proprietary information includes, but is not limited to, intellectual property such as trade secrets, trademarks and copyrights, as well as business strategies, investment and acquisition strategies, market research, business information and analysis, ideas, contacts, projections, financial models, plans, proposals, designs, databases, records and any other unpublished financial data and reports and all internally developed information. Unauthorized use or distribution of this information is a violation of NB Capital policy. It could also be illegal and result in civil or even criminal penalties.

8.   Protecting Computerized Data and Using Electronic Networks

Computerized data are important NB Capital assets which ensure that NB Capital is positioned competitively in the market. Should any director, officer or employee become aware of a breach of computer security measures or an attempt to gain unauthorized access to NB Capital's computer systems, such director, officer or employee should inform NB Capital's President or Chief Financial Officer promptly.

9.   Respect for the Organization and Fair Dealing

All directors, officers and employees shall at all times refrain from declaring any event or making any statement that may discredit the quality of the services or products of NB Capital or tarnish its image or reputation with the general public. Directors, officers and employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. These obligations continue to apply after the term of directorship or termination of employment. Directors, officers and employees must avoid participating, directly or indirectly, in activities which may compromise NB Capital's interest, image or reputation. If any director, officer or employee is aware of any wrongful acts or fraudulent offences or know of any circumstances, events, deeds or actions that could be detrimental to NB Capital's interests or its reputation for integrity, such director, officer or employee is required to inform NB Capital's President, Chief Financial Officer or the Chairman of the Audit Committee accordingly.

10.  Disclosure and Record-Keeping

NB Capital is a public company and is required to report its financial results and other information about its businesses to the public and the Securities and Exchange Commission. NB Capital's senior financial officers and other officers and employees working in financial management and reporting have a responsibility to ensure that all of NB Capital's financial disclosures are full, fair, accurate, timely and understandable. Such directors, officers and employees must understand and comply with generally accepted accounting principles as adopted by NB Capital and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.



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In  addition,  every  director,  officer  and  employee  is  required  to follow prescribed accounting and reporting procedures. All of NB Capital's accounting books, records, reports and financial statements, as well as supporting papers, must accurately reflect and describe corporate transactions and must conform both to applicable legal requirements and to NB Capital's system of internal controls. The recordation of such data must not be falsified or altered in any way to conceal or distort assets, liabilities, revenues or expenses. No funds or assets may be maintained by NB Capital for any illegal or improper purpose and the creation and maintenance of undisclosed or unrecorded funds or assets is strictly prohibited. Any director, officer or employee having information or knowledge of any error, omission, inaccuracy or falsification in NB Capital's books, records, financial statements or other documents, or of any conduct not in conformity with the established internal accounting controls of NB Capital, should report the matter to NB Capital's Compliance Officer, at the contact information mentioned below, in accordance with NB Capital's Procedures for the Submission of Complaints or Concerns Regarding Accounting, Auditing Matters or Violations of the Law.

11.  Record Retention

NB Capital ensures that all service providers have in place proper record retention policies. Records must always be retained or destroyed according to those policies. If a director, officer or employee is aware of an imminent or ongoing investigation, audit or examination initiated by NB Capital, by NB Capital's auditors or by any governmental agency, that director, officer or employee should retain all documents (including computer records) in his/her custody or control relating to the matter under review. The destruction or falsification of a document in order to impede a governmental investigation, audit or examination may lead to prosecution for obstruction of justice. If a director, officer or employee is not sure if a document can be destroyed, or if that director, officer or employee has any questions on the retention of records, such director, officer or employee should contact NB Capital's President or Chief Financial Officer.

12.  Improper Influence of Auditors

No director, officer or employee of NB Capital may take any action to fraudulently influence, coerce, manipulate or mislead the auditor of NB Capital's financial statements for the purpose of rendering those financial statements materially misleading. Any director, officer or employee having information or knowledge of such behaviour should report the matter to NB Capital's Compliance Officer in accordance with NB Capital's Procedures for the Submission of Complaints or Concerns Regarding Accounting, Auditing Matters or Violations of the Law.

13.  Relations with the Media and Public Inquiries

All communications with the news media, regulatory agencies and other entities by NB Capital and its employees are potentially important and reflect upon NB Capital's image. In addition, NB Capital is subject to various legal requirements with respect to the public dissemination of material or significant events related to its business. It is crucial that communications from NB Capital be handled in a consistent manner, and that all regulatory and legal obligations with respect to disclosure of information be fulfilled. It is also crucial to deal in a certain manner with respect to rumours. Therefore, all



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communications,  including  rumours,  should be  directed  to the  spokespersons provided in the NB Capital Corporation Information Disclosure Policy.

14.  Reporting

Any complaints or concerns under NB Capital's Procedures for the Submission of Complaints or Concerns Regarding Accounting, Auditing Matters or Violations of the Law should be reported as set forth therein. In the event of a complaint or concern on any other matter, including a violation of any NB Capital policy or of this Code, such complaint or concern should be addressed either to the President, the Chief Financial Officer, the Assistant Secretary or to the Chairman of the Audit Committee. There will be no retaliation against any person who provides information concerning a violation of any NB Capital policy or of this Code, as described in Section 6 of this Code.

15.  Discipline

Failure to follow this Code can have substantial consequences. A failure to follow this Code may not only render a director, officer or employee personally liable for the legal or ethical violation (which may result in fines or even jail time), but may also subject such director, officer or employee to disciplinary proceedings, including termination. Disciplinary measures will depend on the circumstances of the violation and will be applied after consultation with the Human Resources Department and Legal Counsel.

16.  Waivers or Amendment of the Code

Any waiver of this Code for the directors or executive officers of NB Capital may be made only by the Audit Committee of the Board and will be promptly disclosed as required by Law. Waivers of this Code for a non-officer employee may be made by the President, the Chief Financial Officer or the Audit Committee only upon the employee making full disclosure in advance of the transaction in question and in their discretion.

Any amendment to this Code will also be promptly disclosed as required by Law.

17.  Inquiries

Any inquiries concerning the application or interpretation of this Code should be addressed to NB Capital's President, Chief Financial Officer, Assistant Secretary or to the Chairman of the Audit Committee.

18.  Compliance with Code

Each director, officer and employee of NB Capital will be provided with a copy of this Code at the commencement of appointment or employment. This Code may be revised or supplemented from time to time to reflect changing Laws and ethical standards. Each director, officer and employee will receive periodic updates of this Code and is responsible for maintaining a working knowledge and understanding of this Code. At commencement of appointment or employment and each year thereafter, each such director, officer and employee will be required to sign an acknowledgement in the form attached hereto as a schedule, stating that he or she has read, understands and agrees to comply with the most recent version of this Code, which will be retained by the Assistant Secretary of NB Capital. A copy of this Code, as periodically updated, will also be


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available to directors, officers and employees, in NB Capital's annual report on
Form 10-K.


Any questions regarding this Code can be forwarded to:

Serge Lacroix                                  Jean Dagenais
Chairman of the Board and President            Chief Financial Officer
125 West 55th Street                           600 de la Gauchetiere Street West
22nd Floor                                     7th Floor
New York, New York                             Montreal, Quebec
U.S.A., 10019                                  Canada, H3B 4L2
Tel: (212) 632-8580                            Tel: (514) 394-6233

Vanessa Fontana                                Chairman of the Audit Committee
Assistant Secretary                            c/o: James J. Hanks, Jr.
600 de la Gauchetiere West                     Venable LLP
4th Floor                                      Two Hopkins Plaza, Suite 1800
Montreal, Quebec                               Baltimore, Maryland
Canada, H3B 4L2                                U.S.A., 21201
Tel: (514) 394-8338                            Tel: (410) 244-7500


Any complaints or concerns under NB Capital's Procedures for the Submission of Complaints or Concerns Regarding Accounting, Auditing Matters or Violations of the Law must be submitted directly to Ms. Alexa Topolski, designated as the Chief Compliance Officer of NB Capital, through one of the following confidential means of communications:

     (a) Call: (212) 632-8697 (Note: Caller ID is not used on this phone number); or

     (b) Write: 125 West 55th Street, 22nd Floor, New York, New York, U.S.A., 10019.

Complaints or concerns of this nature should be reported as set forth in the foregoing Procedures. A copy of these Procedures is available upon request to NB Capital's Assistant Secretary.



Reviewed and Approved by the Board of Directors on: October 31, 2003



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                             NB CAPITAL CORPORATION


              CODE OF CONDUCT AND ETHICS - STATEMENT OF COMPLIANCE
              ----------------------------------------------------


I, the undersigned, hereby acknowledge that I have read NB Capital Corporation's Code of Conduct and Ethics (the "Code") and have become familiar with its content.

I hereby agree to comply with the Code, as the same may be modified or supplemented from time to time.

To the best of my knowledge, I am not involved in any situation or position that conflicts or might appear to conflict with the Code.

I also agree to notify the Chairman of the Board and President, the Chief Financial Officer or the Audit Committee of the Board of Directors of NB Capital Corporation, or such other appropriate person identified in the Code, immediately of any change that might adversely affect my compliance with the Code.


Date: ___________________





__________________________________




Note: All Directors, Officers and Employees must complete this Statement of Compliance and forward the completed version to the Corporate Secretary's Office on 600 de la Gauchetiere West, 4th Floor, Montreal, Quebec, Canada, H3B 4L2, to the attention of: Vanessa Fontana, for inclusion in NB Capital Corporation's official records.





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